As filed with the Securities and Exchange Commission on June 19, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-4388903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of Principal Executive Offices)	(Zip Code)

Van Leer Containers, Inc. Thrift Plan

(Full title of the plan)

Gary R. Martz, Esq.

Senior Vice President, General Counsel and Secretary

Greif, Inc.

425 Winter Road

Delaware, Ohio 43015

(740) 549-6000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Joseph P. Boeckman, Esq.

Baker & Hostetler LLP

65 East State Street, Suite 2100

Columbus, Ohio 43215-4260

(614) 228-1541

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Class A Common Stock, Without Par Value	15,000	$21.73	$325,950.00	$26.37

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, and computed on the basis of $21.73, which price is the average of the high and low sales prices of the Class A Common Stock as reported on the New York Stock Exchange on June 17, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a) The Annual Report on Form 10-K for the fiscal year ended October 31, 2002, of Greif, Inc. (the “Registrant” or the “Corporation”) filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a), above; and

(c) The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on September 25, 2002, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the termination of the offering of the securities registered hereunder, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement; provided, however, that no report of the Compensation Committee of the Board of Directors of the Registrant on executive compensation and no performance graph included in any proxy statement or information statement filed pursuant to Section 14 of the Exchange Act shall be deemed to be incorporated herein by reference.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware Business Corporation Act (the “Delaware Law”) sets forth conditions and limitations governing the indemnification of officers, directors, and other persons. Indemnification is permitted in third party actions where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made either by the court, by disinterested directors, by independent legal counsel, or by the stockholders. Indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

Article 5 of the Registrant’s Amended and Restated By-Laws (the “By-Laws”), in effect as of the date hereof, contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the Delaware Law. The By-Laws provide that each director, officer, employee or agent of the Registrant is to be indemnified by the Registrant and saved harmless, whether or not then employed or in office (and his or her heirs, executors and administrators) against all losses, expenses and damages sustained or reasonably incurred by him or her in connection with any action, suit or proceeding commenced or threatened, to which he or she may be a party by reason of his or her being or having been a director, officer, employee or agent of the Registrant, except in relation to matters as to which he or she is finally adjudged in such action, suit or proceeding to be liable for willful misfeasance, bad faith or negligence in the performance of his or her duties as such director, officer, employee or agent. The foregoing indemnification is not exclusive as to any other rights to which a director, officer, employee or agent may be entitled as a matter of law or otherwise.

Under Section 145 of the Delaware Law and Section 7 of Article V of the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who, while serving in such capacity, is or was at the request of the Registrant, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145. The Registrant has purchased a liability policy to indemnify its officers and directors against losses arising from claims by reason of their legal liability for acts as officers and directors, subject to the limitations and conditions set forth in the policy.

There is no litigation pending or, to the best of the Registrant’s knowledge, threatened which might or could result in a claim for indemnification by a director or officer.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated by reference:

Exhibit No.	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
4	Article Fourth of the Amended and Restated Certificate of Incorporation of Greif, Inc.	Annual Report on Form 10-K for the fiscal year ended October 31, 1997, File No. 1-566 (see Exhibit 3(a) therein).

23	Consent of Ernst & Young LLP	Included herein.

24(a)	Powers of Attorney for Charles R. Chandler, Michael H. Dempsey, Daniel J. Gunsett, and David J. Olderman	Registration Statement on Form S-8, File No. 333-26767 (see Exhibit 24 therein).

24(b)	Powers of Attorney for John C. Kane, Patrick J. Norton and William B. Sparks, Jr.	Included herein.

24(c)	Power of Attorney for Judith D. Hook	Included herein.

The Registrant hereby undertakes to submit the Van Leer Containers, Inc. Thrift Plan and any amendments thereto, or cause the Van Leer Containers, Inc. Thrift Plan and any amendments thereto to be submitted, to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan and any amendments thereto under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

A.	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and each filing of an annual report pursuant to Section 15(d) of the Exchange Act) on behalf of the Van Leer Containers, Inc. Thrift Plan that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delaware, State of Ohio, on the 19th day of June, 2003.

GREIF, INC.

By:	/s/ MICHAEL J. GASSER
Michael J. Gasser, Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of June, 2003.

Signature	Title

/s/ MICHAEL J. GASSER Michael J. Gasser	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ DONALD S. HUML Donald S. Huml	Chief Financial Officer (Principal Financial Officer)

/s/ JOHN K. DIEKER John K. Dieker	Vice President and Corporate Controller (Principal Accounting Officer)

CHARLES R. CHANDLER* Charles R. Chandler	Director

MICHAEL H. DEMPSEY* Michael H. Dempsey	Director

DANIEL J. GUNSETT* Daniel J. Gunsett	Director

JUDITH D. HOOK* Judith D. Hook	Director

JOHN C. KANE* John C. Kane	Director

PATRICK J. NORTON* Patrick J. Norton	Director

DAVID J. OLDERMAN* David J. Olderman	Director

WILLIAM B. SPARKS, JR.* William B. Sparks, Jr.	Director

*	The undersigned, Michael J. Gasser, by signing his name hereto, does hereby execute this Registration Statement on Form S-8 on behalf of each of the above-named persons pursuant to powers of attorney duly executed by such persons and filed as exhibits to this Form S-8.

/s/ MICHAEL J. GASSER
Michael J. Gasser, Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delaware, State of Ohio, on June 19, 2003.

VAN LEER CONTAINERS, INC. THRIFT PLAN

By:	/s/ MICHAEL L. ROANE
Michael L. Roane, Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
4	Article Fourth of the Amended and Restated Certificate of Incorporation of Greif, Inc.	Annual Report on Form 10-K for the fiscal year ended October 31, 1997, File No. 1-566 (see Exhibit 3(a) therein).

23	Consent of Ernst & Young LLP	Included herein.

24(a)	Powers of Attorney for Charles R. Chandler, Michael H. Dempsey, Daniel J. Gunsett, and David J. Olderman	Registration Statement on Form S-8, File No. 333-26767 (see Exhibit 24 therein).

24(b)	Powers of Attorney for John C. Kane, Patrick J. Norton and William B. Sparks, Jr.	Included herein.

24(c)	Power of Attorney for Judith D. Hook	Included herein.